Exhibit 8(a)(xii)(a)
AMENDMENT NO. 2 TO

PARTICIPATION AGREEMENT
By and Among
OPPENHEIMER VARIABLE ACCOUNT FUNDS,
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY,
and
OPPENHEIMERFUNDS, INC.

This Amendment No. 2 to the Participation Agreement (“Agreement”) by and among Oppenheimer Variable Account Funds (the “Fund”), The Lincoln National Life Insurance Company (the “Company”), and OppenheimerFunds, Inc. (the “Adviser”) is effective as of May 1, 2014.

WHEREAS, the parties wish to amend the Participation Agreement to add additional portfolios and products;

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Schedules 2 and 3 are hereby amended and replaced by the attached Schedules 2 and 3.

2.	All other terms of the Agreement shall remain in full force and effect.

Each of the parties has caused this Amendment to be executed in its name and on behalf of its duly authorized officer on the date specified below.

The Lincoln National Life Insurance Company

By: /s/ Daniel R. Hayes
Name: Daniel R. Hayes
Title:   Vice President
Date: 4/30/14

Oppenheimer Variable Account Funds

By: /s/ Brian W. Wixted
Name: Brian Wixted
Title:  Treasurer
Date:  5/15/14

OppenheimerFunds, Inc.

By: /s/ Lamar Kunes
Name: Lamar Kunes
Title:  SVP, Distribution Ops
Date: 6/9/14

SCHEDULE 2

The Fund agrees to make available all the Portfolios of Oppenheimer Variable Account Funds, Portfolios include both service class and non-service class shares.   The Portfolios will be available for any Contract or Separate Account sponsored by The Lincoln National Life Insurance Company.

SCHEDULE 3

Lincoln Corporate Variable Universal Life (“CVUL”)
Lincoln Corporate Variable Private Solution
Lincoln ChoicePlus Assurance (A Class)
Lincoln ChoicePlus Assurance (B Class)
Alpha/Alpha Flex Variable Annuities
Lincoln Investor AdvantageSM
Lincoln Investor AdvantageSM Fee-Based
Lincoln Investor AdvantageSM RIA